NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION

NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the entire class of the following securities (together, the 'Funds') issued by WisdomTree Trust (the 'Trust') from listing and registration on the effective date of this Form 25:

WisdomTree International Technology Sector Fund (symbol:  DBT)
WisdomTree International Financial Sector Fund (symbol:  DRF)
WisdomTree International Healthcare Sector Fund (symbol:  DBR)
WisdomTree International Consumer Staples Sector Fund (symbol: DPN) WisdomTree International Consumer Discretionary Sector Fund (symbol: DPC) WisdomTree International Industrial Sector Fund (symbol: DDI)
WisdomTree International Communications Sector Fund (symbol: DGG) WisdomTree Europe Total Dividend Fund (symbol: DEB)
WisdomTree Earnings Top 100 (symbol:  EEZ)
WisdomTree U.S. Short-Term Government Income Fund (symbol:  USY)

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation was notified that the Trust's Board of Trustees determined that closing the Funds was in the best interests of the Funds and the Funds' shareholders. Accordingly, the Funds were suspended from trading on NYSE Arca prior to the opening of business on Thursday, March 25, 2010.